Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 15, 2026, with respect to the consolidated financial statements included in the Annual Report of Veritone, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Veritone, Inc. on Forms S-3 (File No. 333-227613, File No. 333-231345, File No. 333-262429, File No. 333-276363, and File No. 333-280148) and on Forms S-8 (File No. 333-249371, File No. 333-253961, File No. 333-262499, File No. 333-217990, File No. 333-227477, File No. 333-237114, File No. 333-271032, File No. 333-272791, and File No. 333-286312).
/s/ GRANT THORNTON LLP
Phoenix, Arizona
April 15, 2026